Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH27916 Registration Statement Nos. 333-270327; 333-270327-01 Dated August 6, 2025; Filed pursuant to Rule 433

Contingent Income Auto-Callable Securities Due August     , 2028 Based on the Worst Performing of the Nasdaq-100 Index®, the S&P 500® Index and the EURO STOXX 50® Index
Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying indices:	Nasdaq-100 Index® (ticker symbol: “NDX”), S&P 500® Index (ticker symbol: “SPX”) and EURO STOXX 50® Index (ticker symbol: “SX5E”)
Stated principal amount:	$1,000 per security
Pricing date:	August 15, 2025
Issue date:	August 20, 2025
Final valuation date:	August 15, 2028, subject to postponement if such date is not a scheduled trading day for any underlying index or if certain market disruption events occur with respect to any underlying index
Maturity date:	Unless earlier automatically redeemed, August 18, 2028
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously automatically redeemed, the securities will pay a contingent coupon equal to 2.15% of the stated principal amount of the securities (8.60% per annum) if and only if a coupon barrier event has not occurred during the related observation period. If a coupon barrier event occurs during an observation period, you will not receive any contingent coupon payment on the related contingent coupon payment date. A coupon barrier event will occur if the closing level of any underlying index is less than its coupon barrier level on any trading day for that underlying index during an observation period.
Payment at maturity[1]:

If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

▪ If the final index level of the worst performing underlying index on the final valuation date is greater than or equal to its downside threshold level:

$1,000

▪ If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level:

$1,000 + ($1,000 × the index return of the worst performing underlying index on the final valuation date)

If the final index level of the worst performing underlying index on the final valuation date is less than its downside threshold level, you will receive less, and possibly significantly less, than 60% of the stated principal amount of your securities at maturity.

Observation period end-dates, potential redemption dates and contingent coupon payment dates:	The observation period end-dates, potential redemption dates and contingent coupon payment dates are set forth below:
	Observation period end-dates	Potential redemption dates*	Contingent coupon payment dates**
	November 17, 2025	N/A	November 20, 2025
	February 17, 2026	February 17, 2026	February 20, 2026
	May 15, 2026	May 15, 2026	May 20, 2026
	August 17, 2026	August 17, 2026	August 20, 2026
	November 16, 2026	November 16, 2026	November 19, 2026
	February 16, 2027	February 16, 2027	February 19, 2027
	May 17, 2027	May 17, 2027	May 20, 2027
	August 16, 2027	August 16, 2027	August 19, 2027
	November 15, 2027	November 15, 2027	November 18, 2027
	February 15, 2028	February 15, 2028	February 18, 2028
	May 15, 2028	May 15, 2028	May 18, 2028
	August 15, 2028	N/A	August 18, 2028 (the “maturity date”)

* Each potential redemption date is subject to postponement as if it were a valuation date as described in the accompanying product supplement.

** If the potential redemption date immediately preceding any contingent coupon payment date is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such potential redemption date, as postponed.

Coupon barrier event:	A coupon barrier event will occur with respect to an observation period if the closing level of any underlying index is less than its coupon barrier level on any trading day for that underlying index during that observation period.
Observation periods:	Each observation period will consist of each day from but excluding an observation period end-date to and including the following observation period end-date, provided that the first observation period will consist of each day from but excluding the pricing date to and including the first observation period end-date.
Trading day:	For any underlying index, a scheduled trading day for that underlying index on which a market disruption event has not occurred with respect to that underlying index.
Automatic early redemption:	If, on any potential redemption date, the closing level of the worst performing underlying index on that potential redemption date is greater than or equal to its initial index level, each security you then hold will be automatically redeemed on the related contingent coupon payment date for an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Initial index level:	For each underlying index, its closing level on the pricing date
Final index level:	For each underlying index, its closing level on the final valuation date
Downside threshold level:	For each underlying index, 65.00% of its initial index level
Coupon barrier level:	For each underlying index, 75.00% of its initial index level
Index return:	For each underlying index on any date, (i) its closing level on that date minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:	For any date, the underlying index with the lowest index return on that date
CUSIP/ISIN:	17333MBX0 / US17333MBX02
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/831001/000095010325010003/dp232767_424b2-us2594353d.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Index Return of Worst Performing Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-30%	$1,000.00
-35%	$1,000.00
-36%	$640.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $915.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarterly observation period during which a coupon barrier event occurs.

•	The quarterly contingent coupon payment is contingent on the closing level of each underlying index on each trading day throughout the observation periods.

•	The securities are subject to the risks of all of the underlying indices and will be negatively affected if any one of the underlying indices performs poorly, even if the others perform well.

•	You will not benefit in any way from the performance of the better performing underlying indices.

•	You will be subject to risks relating to the relationship among the underlying indices.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the worst performing underlying index.

•	The securities may be automatically called prior to maturity, limiting your opportunity to receive contingent coupon payments.

•	The securities offer downside exposure to the worst performing underlying index, but no upside exposure to the underlying indices.

•	Any early redemption payment or payment at maturity will depend on the closing levels of the underlying indices solely on the relevant dates, which makes the securities particularly sensitive to the volatility of the underlying indices.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Market Inc. or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Market Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Market Inc. or its affiliates, will reflect a temporary upward adjustment.

•	The EURO STOXX 50® Index is subject to risks associated with foreign equity securities.

•	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.

•	Changes that affect the underlying indices may affect the value of your securities.

•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.

•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

•	The level of an underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.